EXHIBIT 99.2
Nomination Notice, dated as of March 11, 2019

Lapetus Capital LLC
100 Northfield Street
Greenwich, Connecticut 06830

March 11, 2019
VIA PERSONAL DELIVERY AND EMAIL
Horizon Global Corporation
2600 W. Big Beaver Road, Suite 555
Troy, Michigan  48084
Attention: Jay Goldbaum, General Counsel and Corporate Secretary

Re:	Notice of Nominations of Persons for Election to the Board of Directors of Horizon Global Corporation

Dear Mr. Goldbaum:
Pursuant to and in accordance with the requirements of Section 5(A)(2) of Article II of the Amended and Restated Bylaws, filed with the Securities and Exchange Commission on February 20, 2019 (the “Bylaws”) of Horizon Global Corporation, a Delaware corporation (the “Company”), Lapetus Capital II LLC (the “Stockholder”) hereby gives notice (“Notice”), with respect to the 2019 annual meeting of stockholders of the Company, or a special meeting of stockholders of the Company at which directors are to be elected, or any other meeting of stockholders held in lieu thereof, and at any and all adjournments, postponements, reschedulings or continuations thereof (collectively, the “Stockholder Meeting”), of (i) its nomination of Frederick A. Henderson and Jeffrey E. Kirt (the “Nominees”) to stand for election as directors of the Company (the “Nominations”) and (ii) the proposal set forth on Exhibit E (the “Proposal”).
We are providing this Notice, in accordance with Section 5 of Article II of the Bylaws, not later than the close of business on March 11, 2019.
All information required to be included in this Notice pursuant to the Bylaws has been provided by the Stockholder, including on behalf of the Beneficial Owners (as defined in Exhibit A), and the Nominees.  Information included in any subsection below shall also be deemed to be information provided in response to items requested in any other subsection of this Notice. In addition, reference is made to the Schedule 13D initially filed by Atlas Capital Resources II LP, a Delaware limited partnership, and certain of its affiliates on November 30, 2018, as amended or may be amended from time to time, as filed and to be filed with the Securities and Exchange Commission (the “Commission”).  The information contained therein is deemed incorporated by reference herein and, accordingly, all information contained in this Notice is deemed to be supplemented thereby. The inclusion or incorporation by reference of information in this Notice shall not be deemed to constitute an admission that any such information is required by Section 5(A)(2) of Article II, or any other sections of the Bylaws.  Where information sought by Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would be answered in the negative and no response would be required to be included in a proxy statement, this Notice may omit such negative response.

Horizon Global Corporation
March 11, 2019

The Exhibits and Annexes hereto, and all attachments thereto are hereby incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the Exhibits and Annexes hereto and all attachments thereto should be deemed disclosed for all purposes of this Notice. All upper-case terms appearing in the Annexes and all attachments thereto that are not defined in such Annexes and attachments shall have the meanings given in the body of this Notice or the Annexes and all attachments thereto, as applicable.
Information Regarding the Stockholder
The Stockholder is the holder of record of, and is entitled to vote at the Stockholder Meeting, 1,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and is the direct beneficial owner of 2,741,776 shares of Common Stock (including the 1,000 shares of Common Stock of which the Stockholder is the holder of record) representing approximately 10.92% of the Company’s outstanding shares of Common Stock (the “Shares”). The Beneficial Owners, by virtue of their respective relationships to the Stockholder, may be deemed to “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) the Shares, as further described in Exhibit A. The percentages contained herein are based upon 25,112,239 shares of Common Stock outstanding as of November 3, 2018, as reported in the Company’s Annual Report on Form 10-Q filed with the Commission on November 8, 2018.  As evidence of the 1,000 shares of Common Stock owned of record by the Stockholder, please see attached Exhibit B, which is a copy of the Direct Registration Advice Statement issued to the Stockholder by the Company’s transfer agent.
Exhibit A attached hereto includes (i) the name and address of the Stockholder, as it appears on the Company’s books, and of each of the Beneficial Owners; and (ii) the class and number of shares of the Company which are owned beneficially and of record by the Stockholder and the Beneficial Owners.
There exists no agreement, arrangement or understanding with respect to the Nominations or Proposal between or among the Stockholder and any Beneficial Owner, any of their respective affiliates or associates, or any others acting in concert with any Beneficial Owner or any of their respective affiliates or associates.
None of the Stockholder or any Beneficial Owner, has or has entered into any proxy, relationship, agreement, arrangement and/or understanding (including any derivative or short positions, convertible security, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares, in each case whether settled in shares or cash) the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes (including any performance-related fees) for, or increase or decrease the voting power of, the Stockholder and/or such Beneficial Owner, with respect to shares of stock of the Company.
There exists no agreement, arrangement or understanding between or among the Stockholder or any Beneficial Owner and any other person relating to acquiring, holding, voting or disposing of any shares of the stock of the Company.
The Stockholder proposes to nominate the Nominees for election as directors of the Company at the Stockholder Meeting and make the Proposal.
The Stockholder hereby represents that it is a holder of record of stock of the Company entitled to vote at the Stockholder Meeting and it intends to appear in person or by proxy at the Stockholder Meeting to propose to nominate the Nominees for election as directors of the Company and make the Proposal. The Stockholder intends to remain the record owner of 1,000 shares of Common Stock as of the record date for the Stockholder Meeting and as of the date of the Stockholder Meeting.

Horizon Global Corporation
March 11, 2019

The Stockholder hereby further represents that it intends to (A) deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the Nominees and approve or adopt the Proposal and/or (B) otherwise to solicit proxies from the Company’s stockholders in support of the Nominations and Proposal.
Information Regarding the Nominees
The name, age, business and residential address of the Nominees is as follows:
Name	Age	Business Address	Residential Address
Frederick A. Henderson	60	[Redacted]	[Redacted]
Jeffrey E. Kirt	46	[Redacted]	[Redacted]

There are no material proceedings to which either Nominee is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
Absence of Any Family Relationships
Neither of the Nominees has any family relationship with any director or executive officer of the Company.
Biographical Information
Frederick A. Henderson, 60, previously served as Chairman and CEO of Suncoke Energy, Inc., the largest U.S. independent producer of metallurgical coke for the steel industry, from December 2010 until his retirement in December 2017. From January 2013 through December 2017, he was also Chairman and CEO of Suncoke Energy Partners GP LLC, the general partner of Suncoke Energy Partners, L.P., a publicly traded master limited partnership. He previously served as a Senior Vice President of Sunoco, Inc. from September 2010 until the completion of Suncoke Energy, Inc.’s initial public offering and separation from Sunoco in July, 2011. Prior to Suncoke/Sunoco, Mr. Henderson served as President and CEO of General Motors (“GM”) from March 2009 until December 2009. He held a number of other senior management positions during his more than 25 years with GM, including President and Chief Operating Officer from March 2008 until March 2009, Vice Chairman and Chief Financial Officer from January 2006 until February 2008, Chairman of GM Europe, President of GM Asia Pacific and President of GM Latin America, Africa and the Middle East, and served as a consultant for GM from February 2010 to September 2010 before joining Sunoco. Mr. Henderson also served as a consultant for AlixPartners LLC, a business consulting firm, from March 2010 until August 2010.
In May 2013, Mr. Henderson joined the Board of Directors of Marriott International, where he currently serves as an independent director, member of the Nominating and Governance Committee, and Chairman of the Audit Committee of the Board. In October 2016, he joined the Board of Directors of Adient plc, where he currently serves as non-executive Chairman of the Board. Mr. Henderson is a Trustee of the Alfred P. Sloan Foundation and previously served on the Board of Directors of Compuware Corporation from 2011 to 2014. Mr. Henderson is also a Principal at the Hawksbill Group, a business advisory/ consulting firm. Mr. Henderson was awarded a BBA degree with High Distinction (May 1980) from the University of Michigan and an MBA with High Distinction (June 1984) from the Harvard Business School, where he was elected a George F. Baker Scholar.

Horizon Global Corporation
March 11, 2019

During Mr. Henderson’s tenure as President and Chief Executive Officer of GM, GM filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Stockholder does not believe that this proceeding is material to the evaluation of Mr. Henderson’s ability to serve as a director.
Mr. Henderson has not held any position or office with the Company and, to his knowledge, none of the positions he has held or is currently holding are or were with a corporation or organization that is a parent, subsidiary, or affiliate of the Company.
In concluding that Mr. Henderson should serve as a director of the Company, the Stockholder considered his extensive global senior management experience in the automotive and other manufacturing industries. In addition, he is an experienced senior-level executive, with general operations, manufacturing and marketing experience, as well as senior-level strategic planning, business development, financial expertise, managerial, management development and compensation and health, environmental and safety experience. Mr. Henderson has the organizational and leadership skills that would be useful to the Company. For these reasons, the Stockholder believes Frederick A. Henderson should serve as a director of the Company.
Jeffrey E. Kirt, 46, is the Founder, Chief Executive Officer and Managing Partner of Fifth Lake Management, LLC, an investment manager focused on direct investments in private equity and special situations, and certain affiliates. Prior to founding Fifth Lake Management, LLC in July 2017, Mr. Kirt was a Partner at Pamplona Capital Management, L.P. from October 2014 to July 2017, and a Partner at Oak Hill Advisors, L.P. from July 2002 to September 2014, where he focused on making private equity and special situations investments in the industrial, aerospace, defense, business services and financial services sectors in the United States and Europe.  From January 2010 until October 2014, Mr. Kirt served as a director of Capital Bank Financial Corp., a Federal Reserve and OCC regulated banking institution. Mr. Kirt also previously served as a director of Cooper Standard Holdings, Inc., a global supplier of systems and components for the automotive industry, from May 2010 until October 2014, and Avolon Aerospace, Ltd. from December 2010 to October 2014.  Mr. Kirt received his Bachelor of Arts in Economics with Distinction from Yale University.
 Mr. Kirt has not held any position or office with the Company and, to his knowledge, none of the positions he has held or is currently holding are or were with a corporation or organization that is a parent, subsidiary, or affiliate of the Company.
In concluding that Mr. Kirt should serve as a director of the Company, the Stockholder considered his significant prior experience in the automotive industry and past experience in sourcing, evaluating and managing investments, primarily in turnaround situations with influence on the governance of entities, as well as his prior experience serving as a director to corporations that would provide a valuable perspective to the Company. Mr. Kirt has the organizational and leadership skills that would be useful to the Company. For these reasons, the Stockholder believes Jeffrey E. Kirt should serve as a director of the Company.
Certain Agreements
Each Nominee is party to an agreement substantially in the form attached hereto as Annex III, pursuant to which Atlas FRM LLC, an affiliate of the Stockholder has agreed (i) to indemnify such Nominee with respect to certain costs incurred by such Nominee in connection with the proxy contest relating to the Stockholder Meeting and (ii) to pay certain fees to such Nominee in certain circumstances (the “Nomination Agreement”). The Stockholder and each of the Nominees have agreed in the respective Nomination Agreement that none of the provisions of the respective Nomination Agreement may derogate from, or in any manner limit, the exercise of either Nominee of his fiduciary duties in the event that he is elected as a director at the Stockholder Meeting.

Horizon Global Corporation
March 11, 2019

Each Nominee, the Stockholder and each Beneficial Owner have an interest in the election of directors at the Stockholder Meeting: (i) directly and/or indirectly through the beneficial ownership (if any) of shares of Common Stock, as described on Exhibit A, and any applicable attachments and exhibits hereto; and/or (ii) pursuant to the Nomination Agreement.
There are no direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, or any other material relationships, between or among the Stockholder and the Beneficial Owners on whose behalf the Nominations are made, and their respective affiliates and associates and others acting in concert therewith, on the one hand, and each Nominee, and his respective affiliates and associates or others acting in concert therewith, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 of Regulation S-K if the Stockholder, Beneficial Owner or affiliate, associate or person acting in concert were the “registrant” for purposes of such rule, and such Nominee were a director or executive officer of such registrant.
While there are no agreements, arrangements or understandings, there is a possibility that the Stockholder may reimburse some expenses related to Mr. Kirt’s dealings with the Company as Mr. Kirt has been constructive in connection with the Stockholder’s and its affiliates’ ongoing discussions with the Company. During the past three years, certain of the Beneficial Owners have co-invested in entities in with Mr. Kirt.
Written Questionnaire and Written Representation and Agreement
Annex I hereto sets forth the consent of Mr. Henderson to being named in the proxy statement as a Nominee and to serving, if elected, as a member of the Board, and also sets forth the Proposed Nominee Questionnaire required pursuant to Section 5(A)(2)(a)(iii) of the Bylaws.  The Proposed Nominee Questionnaire for Mr. Henderson was previously provided to the Company’s outside counsel, Dorsey & Whitney LLP on February 12, 2019.
Annex II hereto sets forth the consent of Mr. Kirt to being named in the proxy statement as a Nominee and to serving, if elected, as a member of the Board, and also sets forth the Proposed Nominee Questionnaire required pursuant to Section 5(A)(2)(a)(iii) of the Bylaws. The Proposed Nominee Questionnaire for Mr. Kirt was previously provided to the Company’s outside counsel, Dorsey & Whitney LLP on February 12, 2019.
Each of the Proposed Nominee Questionnaires are deemed supplemented by the description of the Nomination Agreements included above (and any other relevant information in this Notice).
Pursuant to Section 5(A)(2)(a)(iii) of Article II of the Bylaws, each of the Nominees has represented and agreed in the attached agreements (each a “Company Nominee Agreement” and collectively, the “Company Nominee Agreements”) that such Nominee (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to show such Nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the Company, with such Nominee’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and in such Nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company. Such Company Nominee Agreements are attached hereto as Annex IV.

Horizon Global Corporation
March 11, 2019

Absence of Involvement in Certain Legal Proceedings
Except as disclosed in this Notice, during the past ten years:
No petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of, any Nominee, or any partnership in which any Nominee was a general partner at or within two years before the time of such filing, or any corporation or business association of which the Nominee was an executive officer at or within two years before the time of such filing;
No Nominee has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);
No Nominee has been the subject of any administrative or court order, judgment, decree or consent agreement, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities:
(i)
acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the U.S. Commodity Futures Trading Commission (the “CFTC”), or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)	engaging in any type of business practice or activity; or
(iii)	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;
No Nominee has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;
No Nominee has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated;

Horizon Global Corporation
March 11, 2019

No Nominee has been found by a court of competent jurisdiction in a civil action or by the CFTC to have violated any Federal commodities law, where the judgment in such civil action or finding by the CFTC has not been subsequently reversed, suspended or vacated;
No Nominee has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:
(i)	any Federal or State securities or commodities law or regulation;
(ii)
any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; and
No Nominee has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of:
(i)	any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act);
(ii)	any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act); or
(iii)	any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Section 16(a) Beneficial Ownership Reporting Compliance
Neither of the Nominees has failed to file reports on a timely basis related to the Company that are required by Section 16(a) of the Exchange Act.
Independence
The shares of Common Stock of the Company are traded on The New York Stock Exchange (“NYSE”). The Stockholder believes that each Nominee presently is, and if elected as a director of the Company, each of the Nominees would be, an “independent director” within the meaning of (i) applicable NYSE listing standards applicable to board composition, including Rule 303.A and (ii) Section 301 of the Sarbanes-Oxley Act of 2002.
Information Regarding the Participants and the Participant Associates
The Stockholder, the Nominees and the Beneficial Owners are collectively referred to in this Notice as the “Participants.”

Horizon Global Corporation
March 11, 2019

Exhibit C includes (i) the name and business address of each of the Participants, (ii) the present principal occupation or employment of each of the Participants and the name, principal business and address of any corporation or other organization in which such employment is carried on, (iii) the amount of each class of securities of the Company which are owned beneficially, directly or indirectly, by each of the Participants, (iv) the amount of each class of securities of the Company which are owned of record, but not beneficially, by each of the Participants or any of their respective associates (the associates, as defined in Rule 14a-1 under the Exchange Act, are hereinafter collectively referred to as the “Participant Associates”).  Except for the Stockholder, none of the Participants or the Participant Associates is the record owner of any securities of the Company.  None of the Participants or the Participant Associates own any shares of the Common Stock of the Company other than the Shares.
No Participant or, to the best knowledge of the Participants, Participant Associate has, during the past ten years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
Exhibit D sets forth, with respect to all securities of the Company purchased or sold by any Participant within the past two years, the date on which such securities of the Company were purchased or sold and the amount purchased or sold on such date.  Each Participant used its own investment capital to purchase all such securities listed therein as purchased by such Participant and no part of the purchase price or market value of the securities listed on Exhibit D is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.  None of the funds used to purchase the securities listed on Exhibit D were borrowed or obtained otherwise pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer.
None of the Participants are, or have been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies.
To the best knowledge of the Participants, none of the Participant Associates beneficially own, directly or indirectly, any shares of Common Stock or other securities of the Company.  None of the Participants beneficially own, directly or indirectly, any securities of any parent or subsidiary of the Company.
No Participant or, to the best knowledge of the Participants, Participant Associate or member of any of the foregoing’s immediate family is either a party to any transaction or series of transactions, whether indebtedness transactions or otherwise, since the beginning of the Company’s last fiscal year or has knowledge of any currently proposed transaction or series of proposed transactions (i) to which the Company was or is to be a party, (ii) in which the amount involved exceeds $120,000, and (iii) in which any Participant, Participant Associate or any member of his or her immediate family has, or will have, a direct or indirect material interest.
No Participant or, to the best knowledge of the Participants, Participant Associate has entered into any agreement or has any arrangement or understanding with any person respecting any future employment with the Company or any of its affiliates or respecting any future transactions to which the Company or any of its affiliates will or may be a party.
No Participant or, to the best knowledge of the Participants, Participant Associate has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter known by the Participants or the Participant Associates be to acted upon at the Stockholder Meeting other than (i) by reason of their ownership of the Shares, (ii) the interest of each Nominee in being elected to serve as a director of the Company, and (iii) as otherwise set forth in this Notice.

Horizon Global Corporation
March 11, 2019

There are no material proceedings to which any Participant or, to the best knowledge of the Participants, any Participant Associate is a party adverse to the Company or any of its subsidiaries, or in which any of the Participants or Participant Associates have a material interest adverse to the Company or any of its subsidiaries.
Information Regarding the Solicitation
The Participants will solicit proxies in favor of the Nominations and the Proposal.  Proxies may be solicited by mail, advertisement, telephone, facsimile, the Internet, email, public forums and personal solicitation.  No additional compensation will be paid to the Participants for the solicitation of proxies.  Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Participants’ solicitation material to their customers for whom they hold shares of Common Stock and the Stockholder will reimburse them for their reasonable out-of-pocket expenses.
The Stockholder expects to retain a soliciting agent to assist in the solicitation of proxies and for related services in connection with the Stockholder Meeting. The Stockholder has not yet identified a soliciting agent and has not yet had any conversations with any prospective soliciting agent as to the terms on which any such prospective soliciting agent might be engaged or as to the number of persons it would employ in the solicitation of proxies for the Stockholder Meeting.
Additionally, regular employees of the Stockholder and the Beneficial Owners, including officers of the Stockholder and the Beneficial Owners, may be employed in the solicitation of proxies in favor of the Nominations and Proposal in order to communicate with stockholders of the Company in connection with the solicitation and the Stockholder Meeting; none of any such individuals will be paid for such actions in connection with the foregoing beyond their regular compensation.
While the terms of the engagement of the soliciting agent, the anticipated costs involved in the solicitation and the number of other agents to be employed will be finalized only when the soliciting agent is selected and engaged, the Stockholder currently estimates that the total costs and expenditures (including fees for attorneys, accountants, public relations or financial advisors, solicitors, advertising, printing, transportation, litigation and other costs incidental to the solicitation) for, in furtherance of or in connection with the solicitation of security holders will be approximately $1,000,000, of which $100,000 has been incurred to date.
The entire expense of the solicitation, including preparing, assembling, printing and mailing the proxy statement and related materials and the cost of soliciting proxies, together with other related expenses, will be borne, directly or indirectly, by the Stockholder and the Beneficial Owners. The Stockholder does not intend to seek reimbursement of such expenses from the Company.
General
The Stockholder reserves the right to nominate additional nominees for any reason, including if the Company, by the appropriate corporate action, has increased or increases the number of directors to be elected at the Stockholder Meeting or the composition of the board of directors of the Company has changed prior to the Stockholder Meeting.  Shares represented by proxies given to the Stockholder will be voted for any substitute or additional nominees.  The Stockholder reserves the right to nominate substitute nominees if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Nominees.  Additionally, if any Nominee (or substitute nominee) is unable or unwilling to stand for election for any reason at the Stockholder Meeting, the Stockholder intends to nominate a person in the place of such Nominee (or substitute therefor).  The Stockholder’s reservation of the foregoing rights, and any of the foregoing actions that may be taken by the Stockholder, are without prejudice to, and will not limit, the Stockholder’s and the other Participants’ rights to challenge any such actions on the part of the Company.

Horizon Global Corporation
March 11, 2019

The Stockholder, in furnishing this Notice, does not concede the validity or enforceability of any of the provisions of the Bylaws or any other matter, including any provisions in the Bylaws that purport to impose advance notice requirements or otherwise limit the right of any stockholder to present business for consideration at any meeting of the stockholders and expressly reserves the right to challenge the validity, application and interpretation of any such provision or any other matter.  In the absence of such prompt notice, the Stockholder will assume that the Company agrees that this Notice complies in all respects with the requirements of the Amended and Restated Certificate of Incorporation of the Company and the Bylaws.  The Stockholder reserves the right to withdraw or modify this Notice at any time.
Unless expressly indicated otherwise herein, information is set forth herein as of the close of business on March 11, 2019. Neither the delivery of this Notice nor any delivery by the Stockholder, any Beneficial Owner, or either Nominee of additional information to the Company from and after the date hereof shall be deemed to constitute an admission by the Stockholder, any Beneficial Owner, either Nominee or any of their respective affiliates (if any) that such delivery is required or that each and every item or any item of information is required or as to the legality or enforceability of any notice requirement or any other matter, or a waiver by the Stockholder, any Beneficial Owner, either Nominee or any of their respective affiliates (if any) of their right to contest or challenge, in any way, the validity or enforceability of any notice requirement or any other matter (including actions taken by the Board in anticipation of, or following receipt of, this Notice). Furthermore, this Notice assumes that the Board will nominate a total of two (2) director nominees for election to the Board at the Stockholder Meeting. If, however, the Board increases the number of directors to be nominated and elected at a Stockholder Meeting beyond two (2) directors, the Stockholder reserves the right to add additional director nominees in respect of each such additional directorship. In the event any statement or other information in this Notice is not correct, or to the extent any applicable information has been omitted from this Notice, the Stockholder, Beneficial Owners and Nominees reserve the right to correct and/or supplement any such statement or other information set forth in this Notice.

Horizon Global Corporation
March 11, 2019

As you are aware, we are providing this Notice via personal delivery and email.  Although we have endeavored to fully satisfy all requirements for this Notice set forth in the Bylaws, please contact Steven A. Seidman (at (212) 728-8763 or sseidman@willkie.com), Mark A. Cognetti (at (212) 728-8968 or mcognetti@willkie.com) or Laura H. Acker (at (212) 728-8122 or lacker@willkie.com) of Willkie Farr & Gallagher LLP immediately should the Company require any additional information or if the Company contends this Notice is incomplete or is otherwise deficient in any respect.

Sincerely,

LAPETUS CAPITAL II LLC

By:/s/ Timothy J. Fazio
Name: Timothy J. Fazio
Title:Vice President

cc:  Michael O’Donnell, General Counsel, Atlas FRM LLC
cc:  Steven A. Seidman, Willkie Farr & Gallagher LLP
cc:  Mark A. Cognetti, Willkie Farr & Gallagher LLP
cc:  Laura H. Acker, Willkie Farr & Gallagher LLP

Exhibit A
Stockholder Information
[Submitted separately to the Company]

Exhibit B

Direct Registration Transaction Advice
[Submitted separately to the Company]

Exhibit C
Participant Information
[Submitted separately to the Company]

Exhibit D
Transactions in Securities of Horizon Global Corporation
[Submitted separately to the Company]

Exhibit E
Proposal
(See attached)

EXHIBIT E
PROPOSAL
The Stockholder intends to submit, for a stockholder vote at the Stockholder Meeting, the following proposal described below.  Other than as disclosed in this Notice, the Stockholder does not have any material interest in the Proposal.
To, pursuant to Section 109 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Bylaws of the Company, adopt a resolution that would repeal any provision of the Bylaws in effect at the time of the Stockholder Meeting that was not included in the Bylaws in effect as of March 11, 2019.  The Stockholder is not aware of any provision of the Bylaws that has become effective, but it is possible that, following the date of this Notice and prior to the adoption of this resolution, such a provision could be disclosed and/or become effective.
The following is the text of the proposed resolution:
“RESOLVED, that any provision of the Amended and Restated Bylaws of Horizon Global Corporation as of the date of effectiveness of this resolution that was not included in the Bylaws effective as of March 11, 2019 and publicly filed with the Securities and Exchange Commission prior to March 11, 2019, be and hereby is repealed.”
The Stockholder is bringing the Proposal for consideration by the Company’s stockholders at the Stockholder Meeting because the Board has the ability to make amendments to the Bylaws without obtaining stockholder approval and such amendments may not be in the best interests of the stockholders.  The Proposal would allow stockholders to undo at the Stockholder Meeting any such amendments made after the date of this Notice and prior to the Stockholder Meeting. An affirmative vote of a majority of the shares of common stock present or represented at the meeting and entitled to vote on the subject matter, at which a quorum is present or represented, is required for the adoption of the Proposal.

Annex I
Please See the Attached:
Consent of Frederick A. Henderson

[Submitted separately to the Company]

Horizon Global Corporation Questionnaire for Directors and Officers – Frederick A. Henderson

[Submitted separately to the Company]

Annex II
Please See the Attached:

Consent of Jeffrey E. Kirt

[Submitted separately to the Company]

Horizon Global Corporation Questionnaire for Directors and Officers – Jeffrey E. Kirt

[Submitted separately to the Company]

Annex III
Form of Nomination Agreement
[Submitted separately to the Company]

Annex IV
Company Nominee Agreements
[Submitted separately to the Company]